EXHIBIT 10.35

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of the 1st day of January, 2013 (“Effective Date”), between Ecosphere Technologies, Inc., a Delaware corporation (the “Company”), and Dennis McGuire (the “Executive”).

For the purposes of this Agreement: (i) the term the “Company” shall include all Affiliates thereof; (ii) the term “Affiliates” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or in which the Company has a 50% or more equity interest; (iii) any action taken or not taken permitted to be taken or not taken by the Company hereunder shall only be taken or not taken by the Company upon the express authority of the Board of Directors (“Board”) or of any Committee established by the Board (“Committee”) to which authority over such matters has been delegated (except as specifically provided in Section 3(e)); and (iv) the term “including” means including, but not limited to.

WHEREAS:

A.

The Executive is the founder of the Company.

B.

The Company has determined that it is in its best interest and the best interest of its stockholders to insure the continued dedication, creativity and efforts of the Executive.

C.

In its business, the Company has acquired and developed certain trade secrets, including Confidential Information, as hereinafter defined (whether developed or produced by the Company or by any other person, as such term is used in Sections 13 (d) and 14 (b) of the Securities Exchange Act of 1934 (“Act”) for the Company (“Person”)), which will necessarily be communicated to the Executive by reason of his employment by the Company.

D.

The Company has strong and legitimate business interests in preserving and protecting its: (i) Confidential Information; and (ii) substantial, significant, or key relationships with current and prospective vendors and Customers.

“Customer” means any Person to which the Company or any of its Affiliates sold or provided goods or services to, or was approached by, or who approached an employee of the Company for the purpose of soliciting business from the Company, during the twenty four (24) month period prior to the time at which any determination is required to be made as to whether any such Person is a Customer.

E.

The Company desires to preserve and protect its legitimate business interests by restricting competitive activities of the Executive during the Term and for a reasonable time after the termination of this Agreement, upon and subject to the terms and conditions pertaining thereto as hereinafter set forth.

F.

The Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services and the Executive is willing to accept such employment and render such services, upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.

Representations and Warranties.  The Executive hereby represents and warrants to the Company that (other than any prior agreement with the Company) he: (i) is not subject to any written non-solicitation or non-competition agreement affecting his employment with the Company; (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his  employment with the Company; and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

Nothing in this Agreement to the contrary shall be deemed to affect any previously granted stock options or other benefits to which the Executive is entitled pursuant to any prior employment by, or relationship with, the Company.

2.

Term of Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of three (3) years commencing on the Effective Date (such period, as may be extended or renewed, the “Term”).

3.

Duties.

(a)

General Duties. The Executive shall serve as the Chief Technology Officer of the Company. The duties and responsibilities of the Executive shall be those customarily performed by such executives in similar companies.

The Executive shall: (i) be responsible for: (a) inventing, developing and improving the Company’s intellectual property; and (b) providing overall supervision of the Company’s manufacturing and assembly of products; and (ii) work closely with the Chief Executive Officer (the “CEO”) and any intellectual property consultants retained by the Company (“IP Consultants”) to implement the Company’s mission and enhance stockholder value.  The Executive shall perform services for Affiliates of the Company as the Executive and the Board may reasonably deem necessary.

Because of the Executive’s unique status as the Founder of the Company and inventor of the Inventions, as hereinafter defined, the Executive shall: (i) report, and have direct access, to the Board, Committee and IP Consultants; and (ii) at the option of the Executive, the Executive shall be entitled to attend al meetings of the Board and any Committee.

The Executive shall use commercially reasonable efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently and faithfully.  In determining whether or not the Executive has performed his duties or discharged his responsibilities as required hereunder, all surrounding circumstances shall be taken into account and the efforts of the Executive shall not be judged solely based upon the Company’s earnings or other results of the Executive’s or the Company’s performance, except as specifically provided to the contrary by this Agreement.

(b)

Devotion of Time.  The Executive shall devote substantially all of his time, attention and energies during normal business hours as have been established by the Company to the business of the Company, exclusive of illness, disability, holidays, vacations, personal time, time devoted to Public Service, Outside Board Service as provided in this Agreement.

The Executive shall, with or without compensation, not be employed by, serve as a consultant to, act as an executive officer of, or in any way perform any services for, any other Person, without the prior written consent of the Board.

Notwithstanding the foregoing, the Executive shall be permitted to: (i) devote a limited amount of time, with or without compensation, to professional, charitable or similar organizations (“Public Service”); (ii) engage in passive personal investments and other business activities which do not compete with the business of the Company or materially and adversely interfere with the Executive's performance of his duties hereunder; or (iii) serve on the board of directors of up to five (5) corporations or entities of his choice (“Outside Board Service”), as long as such outside board service does not constitute a violation of the Act, or related rules and regulations, pertaining to interlocking directorships. The Executive shall be permitted to retain any compensation received for speaking engagements and Outside Board Service.

(c)

Location of Office.  The Executive’s principal business office shall be at the Company’s Stuart, Florida offices.  However, the Executive’s responsibilities shall include all business travel reasonably necessary to perform his duties and discharge his responsibilities hereunder as the Executive and the Board may reasonably deem necessary.

(d)

Adherence to Inside Information Policies.  The Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives from violating the Act by trading its securities based on material, non-public, information or providing such information to others in breach of any duty owed to the Company. The Executive shall promptly execute any reasonable agreement(s) generally required by the Company from its executive level employees requiring such employees to abide by its inside information policies.

(e)

Inventions, Ideas, Processes, and Designs.  All inventions, ideas, processes, programs, software, and designs, including all improvements thereof/thereto (each an “Invention” and, collectively, the “Inventions”): (i) conceived or made by the Executive during the course of his employment by the Company, whether or not actually conceived during regular business hours; and (ii) related to the business of the Company, shall be promptly disclosed in writing to the Company and shall be the sole and exclusive property of the Company, subject to the Royalty Agreement, as hereinafter defined.  An Invention shall be deemed “related to the business of the Company”, if: (a) it was made utilizing the Company’s funds, personnel, equipment, supplies and facilities; (b) results from work performed by the Executive for the Company; or (c) pertains to the current business or demonstrably anticipated research, development or future business of the Company.  The Executive shall, at no cost to the Executive, cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such Inventions and, upon request, shall promptly assign all such Inventions to the Company.

The decision to file for patent or copyright protection or maintain an Invention(s) as a trade secret, or otherwise, or pursue a corporate opportunity shall be in the sole discretion of the Board, exercised reasonably, provided, however, that: (i) the Board shall notify the Executive at least ten (10) business days in advance that the issue will be considered at the next Board meeting; and (ii) the Board must convene a meeting and specifically decide not to file for patent or copyright protection or  maintain an Invention as a trade secret or otherwise or pursue a corporate opportunity within thirty (30) days after written notice from the Executive.  The failure of the Board to convene a meeting or affirmatively decide to file for patent or copyright protection or  maintain an Invention as a trade secret or otherwise or pursue a corporate opportunity, within said thirty (30) days shall be deemed to be a decision by the Board not to do so. The Executive shall be bound by such decision.  Notwithstanding the foregoing, in the event that the Company decides: (i) not to file for patent or copyright protection; or (ii) not to pay the required fees to maintain any patent or copyright protection; or (iii) pursue a corporate opportunity, the Company shall notify the Executive of such decision within ten (10) business days after the decision is made. The Executive may, in his sole discretion: (a) file for patent and copyright protection in the name of the Executive or his nominee; or (b) pay the required fees to maintain any patent or copyright protection or pursue the corporate opportunity, and, in any event: (i) the Invention(s) and any patent or copyright protection; and (ii) the corporate opportunity, shall be solely owed by the Executive free of any claim of any nature whatsoever by the Company.

4.

Compensation and Expenses.

(a)

Salary.  For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $450,000 (the “Base Salary”). The salary shall be paid at such times, and in such increments, as the Company pays salary to its other executive level employees.

Prior to the end of each twelve (12) month period of the Term, the Compensation Committee or the Board shall have the authority, but not the obligation, to increase the Base Salary for the succeeding twelve (12) month period, based on the Company making substantial progress in achieving its goals and objectives as set forth in its then current business plan, as amended from time to time.

(b)

Stock Options.  The Company has granted to the Executive six million (6,000,000) five (5) year non-qualified stock options exercisable at $0.36 per share (the fair market value of such shares as of the trading date prior to approval by the Board)
(“Option Grant”). The Option Grant shall vest as follows: (i) two million (2,000,000) shares shall vest as of the date of execution of this Agreement; (ii) two million (2,000,000) shares shall vest on December 31, 2014; and (iii) two million (2,000,000) shall vest on December 31, 2015, subject to continued employment as of each applicable vesting date unless the Executive has died or become disabled in which case all unvested options shall vest. Exercisability of the stock options  shall be subject to executing the Company’s standard Stock Option Agreement with the modification of death or disability as provided in the prior sentence.

5.

Benefits.

(a)

Personal Time.  For each twelve (12) month period during the Term, the Executive shall be entitled to twenty five (25) business days of personal time without loss of compensation or other benefits under this Agreement. Personal time, except on account of illness or family emergency, shall be taken at such times as the Executive may determine and the affairs of the Company may reasonably permit.

(b)

Employee Benefit Programs.  During the Term and as provided in Sections 6 (a) and (d), the Executive shall be entitled to participate in any pension, 401(k), insurance or other employee benefit plans or any improvements or modifications thereof that are maintained by the Company for its executive employees, including, but not limited to, life (in addition to the life insurance policy referred to in (d) below), medical, health, dental care, disability and other insurance, and reimbursement of membership fees in professional organizations.

(c)

Life Insurance.  During the Term, the Company shall pay, or reimburse the Executive for, the premiums payable in connection with a $3 million term life insurance policy(ies), owned by such persons and payable to such beneficiaries, as the Executive designates.  Upon the termination of this Agreement, except as otherwise provided herein, the Company shall no longer be obligated to pay such premiums. In that event, the Executive (or owner of such policy(ies)) may elect to acquire such policy(ies) from the Company (if owned by the Company) and the Company shall assign such policy(ies) to the Executive, or his designee, including an insurance trust, without cost to the Executive or policy owner. Upon such assignment, the Executive or policy owner shall assume responsibility for the payment of all premiums.

(d)

Expenses.  During the Term, in addition to any compensation received pursuant to this Agreement, the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement in accordance with the Company’s then existing policies and procedures.

6.

Termination.

(a)

Death or Disability.  Except as otherwise provided in this Agreement, the employment of the Executive shall automatically terminate without act by any party upon the death or Disability of the Executive.

 “Disability” means: (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration.  Any question as to the existence of a Disability shall be conclusively determined by the written opinion of the Executive’s regularly attending physician or the Social Security Administration, where applicable.

In the event that the employment of the Executive is terminated by reason of Executive’s death or Disability: (i) the Executive (or his personal representative or guardian, if applicable) shall be entitled to the following: (a) any accrued but unpaid Base Salary for services rendered to the date of death or Disability; (b) an amount equal to twelve (12) month’s Base Salary; (c) any accrued but unpaid expenses required to be reimbursed under this Agreement; (d) any awarded but unpaid bonuses; and (ii) all stock options, restricted stock and restricted stock units previously granted to the Executive, whether in this Agreement or in any prior agreement between the Executive and the Company shall thereupon become fully vested and exercisable by the Executive or his personal representative or guardian, as the case may be, in accordance with their respective terms.

The Executive (or his personal representative or guardian, if applicable) shall receive the payments provided herein at such times as such payments would have been made to the Executive if there was no death or Disability.

If the Executive’s employment is terminated because of Disability, the Executive shall receive any benefits to which the Executive is entitled pursuant to Sections 5(c) and 5(d) hereof, if applicable, and the same shall continue to be paid or provided by the Company, as the case may be, for twelve (12) months after the date of Disability, subject to the terms of any applicable plan or insurance contract and applicable law.

(b)

Termination by the Company For Cause.  The Company may terminate the Executive’s employment on account of: (i) any willful action or inaction that constitutes a material breach of the obligations of the Executive hereunder (other than a breach resulting from the Executive’s incapacity due to physical or mental illness); (ii) the Executive willfully engaging in conduct which is directly relates to the business of the Company and demonstrably and materially injures the Company, monetarily or otherwise; or (iii) the Executive is convicted of a felony which is directly related to the Executive’s employment or the business of the Company (excluding any traffic or other similar type violations) and: (i) the time to appeal the conviction has expired; or (ii) the Executive has appealed the conviction and the conviction has been affirmed (“For Cause Termination”).

Prior to any For Cause Termination, the Company shall give the Executive written notice of termination (“Termination Notice”). The Termination Notice must: (i) specifically identify the reason(s) for termination; and (ii) provide the Executive with a sixty (60) day opportunity to cure, if curable. If the Executive cures the reason(s) for termination within the time provided, the Termination Notice shall be null and void and of no further force and effect.

Any Termination Notice must be approved by the affirmative vote of not less than 75% of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in (i) and/or (ii) above. At such meeting, the Executive and his counsel shall be entitled to be heard.

For purposes of this Section, no such action or inaction shall be deemed "willful": (x) unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that such action or inaction was in the best interest of the Company; or (y) if such action or inaction was taken or not taken, in good faith and in reliance upon, or in accordance with, advise of counsel.

In the event that the Executive’s employment is terminated For Cause, the Executive shall be entitled to the following: (i) any accrued but unpaid Base Salary for services rendered to the date of termination; (ii) any accrued but unpaid expenses required to be reimbursed under this Agreement; (iii) any awarded but unpaid bonuses; and (iv) the Executive may exercise all previously granted and vested stock options. The Executive shall: (a) receive the payments provided herein at such times as such payments would have been made to the Executive; and (b) exercise all previously granted and vested stock options; if there was no termination.

(c)

Termination by the Company Without Cause.  The Executive’s employment pursuant to this Agreement may not be terminated for any reason other than For Cause without the prior written consent of the Executive which may be granted or denied in his sole and absolute discretion.

(d)

Termination by the Executive for Good Reason.  The Executive may terminate his employment with the Company at any time due to: (i) a material breach by the Company of this Agreement; (ii) the sale of all, or substantially all of the assets of the Company or any of its Affiliates or any division thereof which utilizes the Inventions; (iii) the sale or license of any significant portion of the Inventions without the prior written consent of the Executive; (iv) an event occurs which triggers the issuance of rights pursuant to the terms and conditions of any Rights Agreement adopted by the Company; (v) a Change of Control, as hereinafter defined; (vi) a Business Combination, as hereinafter defined; and (vii) a separation from service for Good Reason as defined as the safe harbor set forth in Section 409 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations Section 1.409A-1(n) (2).

A “Change of Control” means the occurrence of any of the following events:

(i)

Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of the Company’s then outstanding voting securities or 50% or more of the fair market value of the Company;

(ii)

Within a twelve (12) month period, any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power of the Company’s then outstanding voting securities;

(iii)

Within a twelve (12) month period, less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination; or

(iv)

 The Company has sold all or substantially all of its assets to another Person that is not a majority owned subsidiary of the Company.

(v)

There is consummated a merger, share exchange or consolidation of the Company with any other corporation or business entity (each, a "Business Combination"), other than (1) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any Person that, as a result of such transaction, owns all or substantially all of the Company's assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (2) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) following which no Person is or becomes the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding securities.

Notwithstanding the preceding, the above listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change of Control.

Any amendments or revisions made to such safe harbor by the Internal Revenue Service (“IRS”) and any interpretations of such safe harbor announced by the IRS after the Effective Date shall automatically be incorporated herein at the time such amendments, revisions or interpretations become effective. As of the Effective Date, the safe harbor Separation from Service for Good Reason means Separation from Service during the two (2) year period following a Change in Control and the initial existence of one or more of the following conditions arising without the Executive's consent: (1) a material diminution in the Executive's annual Base Salary; (2) a material diminution in the Executive's authority, duties, or responsibilities; (3) a material diminution in the authority, duties, or responsibilities of the Executive's supervisor to whom the Executive is required to report; (4) a material change in the budget, if any, over which the Executive retains authority; and (5) a material change in the geographic location where the Executive is required to perform services for the Company, from the Company's offices at which he was principally employed, except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations.

Prior to the Executive terminating his employment with the Company for Good Reason, the Executive must provide written notice to the Company, within thirty (30) days following the initial existence of the condition constituting Good Reason and setting forth in detail the grounds that the Executive believes constitute Good Reason.  If the Company does not cure the condition(s) constituting Good Reason within thirty (30) days following receipt of such notice, then, at the option of the Executive, the Executive’s employment shall be deemed terminated for Good Reason.

In the event that the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to an amount equal to the total of: (i) the Base Salary for the balance of the Term on an accelerated basis; (ii) payment of all benefits including health insurance and life insurance for the balance of the Term; (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement; (iv) any awarded but unpaid bonuses; and (v) all stock options, restricted stock and restricted stock units previously granted to the Executive shall thereupon become fully vested and shall be exercisable in accordance with their respective terms.  The Executive shall receive the payments provided herein within sixty (60) days from the date of termination for Good Reason.

(e)

Termination by the Executive Without Good Reason.  The Executive may terminate his employment with the Company for any reason and at any time upon giving the Company ninety (90) days prior written notice (“Without Good Reason”).

In the event that the Executive’s employment is terminated Without Good Reason, the Executive shall be entitled to the following: (i) any accrued but unpaid Base Salary for services rendered to the date of termination; (ii) any accrued but unpaid expenses required to be reimbursed under this Agreement; and (iii) any awarded but unpaid bonuses. The Executive shall receive the payments provided herein at such times as such payments would have been made to the Executive if there was no termination.

(f)

Six Month Delay Rule. Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

For purposes of this Section, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6) month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

To the extent that the Six Month Delay Rule applies to the provision of benefits (including life and medical insurance), such benefits coverage shall nonetheless be provided to the Executive during the first six (6) months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage.  The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than thirty (30) days following the sixth (6th) month anniversary of the Executive’s separation from service.  For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(g)

No Further Benefits.  Except as provided in this Agreement to the contrary, the Executive shall have no right to compensation under Section 4, or to participate in any benefit program under Section 5, except as may otherwise be provided for herein or by law, for any period subsequent to the date of termination.

(h)

No Obligation to Accept Other Employment.  Notwithstanding anything in this Agreement to the contrary, in the event that the Executive’s employment is terminated for any reason: (i) the Executive shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to this Agreement, irrespective of whether or not severance payments are made to, and/or accepted by, the Executive; and (ii) any payments made to the Executive shall not be reduced or suspended if the Executive accepts subsequent employment or earns any amounts as a self-employed individual.

(i)

Disability/Death. In the event of a termination of the Executive’s employment by the Company due to death or disability or, after termination, the Executive becomes disabled or dies, any elections to be made by, or benefits to be received by, the Executive shall be made by his legally appointed personal representative or guardian or heirs, successors and assigns, as the case may be.

7.

Non-Competition Agreement.

(a)

Competition with the Company.  During the Term and for a period of twelve (12) months thereafter (“Non-Compete Period”), the Executive (individually or in association with, or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any Person) shall not, directly or indirectly, Compete With The Company by acting as an officer, director, manager, employee or consultant  (or comparable position) of, owning an interest in, or providing services to, any entity within the United States or other country in which the Company was actually engaged in business as of the date of termination or where the Company reasonably expected to engage in business within three (3) months of the date of termination.

The term “Compete With The Company” shall refer to any business activity in which the Company was: (a) engaged as of the date of termination; or (b) reasonably expected to engage in within three (3) months of the date of termination (“Prohibited Business”); provided, however, the foregoing shall not prevent the Executive from (x) accepting employment with an enterprise engaged in two (2) or more lines of business, one (1) of which is the same or similar to the Company’s business if the Executive’s employment is totally unrelated to the Prohibited Business, (y) competing in a country where, as of the time of the alleged violation of this Section, the Company has ceased engaging in the Prohibited Business, or (z) competing in a line of business which, as of the time of the alleged violation of this Section, the Company has either ceased engaging in, or publicly announced or disclosed that it intends to cease engaging in, a line of business.

Notwithstanding the foregoing; (i) the Executive is not prohibited from owning up to five percent (5%) of the securities of any publicly-traded enterprise, so as long as the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, member of, or, to such enterprise, or otherwise compensated for services rendered thereby; (ii) the Executive is not prohibited from competing with the Company if the employment of the Executive was terminated by the Executive For Good Reason.

(b)

Solicitation of Customers.  During the Non-Compete Period, the Executive, directly or indirectly, will: (i) not seek nor accept Prohibited Business from any Customer on behalf of any enterprise or business other than the Company; (ii) refer Prohibited Business from any Customer to any enterprise or business other than the Company; or (iii) receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company.

Notwithstanding the foregoing, the Executive is not prohibited from any of the activities set forth in (i) – (iii) if the employment of the Executive was terminated by the Executive For Good Reason.

(c)

Solicitation of Employees/Contractors.  During the Non-Compete Period, the Executive shall not, directly or indirectly: (i) request, induce, recommend or advise any employee or independent contractor of the Company to terminate his, her or its employment or service relationship with the Company; or (ii) solicit for employment or services, or recommend to any Person the solicitation for employment or services of any employee or independent contractor who/which, at the time of such solicitation, is employed or contracted by, or with, the Company.

Notwithstanding the foregoing, the Executive is not prohibited from any of the activities set forth in (i) or (ii) above if the employment of the Executive was terminated by the Executive For Good Reason.

(d)

No Payment.  No separate or additional payment will be required to be made to the Executive in consideration of Executive’s undertakings in this Section. The Executive confirms that he has received adequate consideration for such undertakings.

(e)

Reasonableness.  The Executive agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Section are reasonable in light of the circumstances as they exist on the Effective Date.  If a decision is made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions are unreasonable, then this Section shall be construed by the Court in such a manner so as to impose only those restrictions on the Executive’s conduct that are reasonable and necessary in the light of the circumstances.

If, in any judicial proceeding, a Court shall refuse to enforce all of the separate covenants set forth in this Section because: (i) taken together they are more extensive than necessary to assure to the Employee and the Company the intended benefits of this Agreement; or (ii) such covenants are unenforceable or otherwise illegal, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated from this Agreement.

8.

Non-Disclosure of Confidential Information.

(a)

Confidentiality. During the Term, the Executive shall hold the Confidential Information, as hereinafter defined, in the strictest confidence and shall not, without the prior express written consent of the Board, disclose any Confidential Information to any Person other than as permitted in this Section.  The Executive acknowledges that the Confidential Information as is acquired and used by the Company is a special, valuable and unique asset.  The Executive shall, at no cost to the Executive, exercise all due and diligent precautions to protect the integrity of the Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise.  The Executive shall not copy any Confidential Information except to the extent necessary to the performance of his duties under this Agreement nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. Subject to the provisions of this Agreement, all Confidential Information obtained by the Executive in the course of his employment shall remain the exclusive property of the Company or the Person owning the Confidential Information, as the case may be.  The Executive shall not, except in connection with, and as required by, the performance of his duties under this Agreement, or except as otherwise provided herein, for any reason use for his own benefit or the benefit of any Person with which he may be associated or disclose any such Confidential Information to any Person for any reason or purpose whatsoever without the prior express written consent of an executive officer (other than the Executive) of the Company.

“Confidential Information” means trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the products and services, budgets and strategic plans, and the identity and special needs of customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, customer lists, customer information, solicitation leads, marketing and advertising materials, methods, manuals and forms pertaining to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, customers and former customers.

For purposes of this Agreement, Confidential Information does not include: (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by, or on behalf of, the Company, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any Affiliates of the Executive) who did not acquire such Confidential Information, directly or indirectly, from the Executive or the Company.

Notwithstanding the foregoing, the Executive may disclose any Confidential Information: (i) if it is required by law or by a Court of competent jurisdiction; (ii) it is in connection with any arbitration, judicial or other legal proceedings in which the Executive’s legal rights and obligations under this Agreement are at issue, provided, however, that the Executive shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such Confidential Information in such context so as to allow the Company an opportunity (which the Executive will not oppose) to obtain such protective orders or similar relief with respect thereto as it may deed appropriate; (iii) to its accountants and attorneys (“Permitted Recipients”), provided that Permitted Recipients agree to maintain the confidentiality of the Confidential Information; and (iv) as necessary to enforce this Agreement.

(b)

Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect its Confidential Information and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.

9.

Indemnification.  The Company, to the fullest extent permitted by law, hereby agrees to defend, indemnify and hold harmless the Executive, from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Company, including, but not limited to, court costs, expenses and reasonable attorney and paralegal fees through any and all negotiations, trials and appeals and through all settlement and collection proceedings; provided, however, that the Company will not indemnify the Executive or hold the Executive harmless with respect to any of the foregoing that is incurred by the Executive as the result of conduct which constitutes fraud, willful and wanton misconduct, gross negligence or breach of fiduciary duty of the Executive.

The Company shall advance Company funds to the Executive for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) the Executive undertakes to repay the advanced funds to the Company in cases in which the Executive is adjudicated to have engaged in conduct which constitutes fraud, willful and wanton misconduct, gross negligence or breach of fiduciary duty of the Executive.

The indemnification provided in this Section shall not be deemed exclusive of any other rights to which the Executive may be entitled under any Laws, agreement or action of the Board or otherwise.

The Company shall purchase and maintain directors and officers liability insurance in accordance with the Company policy.

The provisions of this Section shall survive the termination of this Agreement.

10.

Conflicts of Interest.  While employed by the Company, except as otherwise provided to the contrary herein, the Executive shall not, unless approved by the Board, or any Committee thereof, directly or indirectly:

(a)

participate as an individual, in any way, in the benefits of transactions with the Company, its suppliers, vendors, or customers, including, without limitation, having a financial interest in the Company’s suppliers, vendors, or customers, or making loans to, or receiving loans, from, the Company’s suppliers, vendors, or customers;

(b)

realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c)

accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a Person which does business with the Company.

11.

Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign acquires all or substantially all of the securities or assets and business of the Company.

The obligations of the Executive under this Agreement may not be assigned or alienated and any attempt to do so by the Executive will be void. The rights of the Executive under this Agreement shall inure to the benefit of his heirs and successors. The Executive may assign his rights to receive funds hereunder to such Persons as he deems appropriate.

12.

Severability.  If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

13.

Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees, by federal express or similar receipted delivery, or next business day delivery, or by facsimile/email delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:

Ecosphere Technologies, Inc.

3515 S.E. Lionel Terrace

Stuart, FL 34997

Facsimile:  (772) 781-4778

Email: mdonn@ecospheretech.com

Attention: Mr. Michael R. Donn, Sr.

With a Copy to:

Nason, Yeager, Gerson, White & Lioce, P.A.

1645 Palm Beach Lakes Boulevard

12th Floor

West Palm Beach, FL 33401

Facsimile:  (561) 686-5442

Email:

MHarris@nasonyeager.com

Attention:  Michael D. Harris, Esq.

To the Executive:

Dennis McGuire

3515 S.E. Lionel Terrace

Stuart, FL 34997

Facsimile: (772) 287-4846

Email:

dennismcguire1@mac.com

With a copy to:

Robert Lee Shapiro, P.A.

2401 PGA Boulevard

Suite 272

Palm Beach Gardens, FL 33410

Facsimile:  (561) 691-0066

Email:

_rshapiro@rlshapirolaw.com

Attention:  Robert Lee Shapiro, Esq.

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.

14.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

15.

Default.  Each of the following shall constitute an Event of Default:

(a)

If the Company defaults in the payment of any sum of money to the Executive and such default shall continue for twenty (20) days after written notice.

Any sum of money which is not paid when due, shall bear interest at the rate of fourteen percent (14%) per annum from the due date until payment, including post judgment.

(b)

If the Company commences, in any Court pursuant to any statute either of the United States or of any State, an insolvency or bankruptcy proceeding (including, without limitation, a proceeding for liquidation, reorganization or for adjustment of debts of an individual with regular income), or if such a proceeding is commenced against the Company and either an order for relief is entered against the Company or the Company fails to secure a discharge of the proceeding within ninety (90) days of the filing thereof, or if the Company becomes insolvent or is unable to, or admits in writing its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors or petitions for or enters into an arrangement with its creditors or a custodian is appointed or takes possession of the Company’s property, whether or not a judicial proceeding is instituted in connection with such arrangement or in connection with the appointment of such custodian.

(c)

If the Executive takes, or fails to take: (i) any willful action or inaction that constitutes a material breach of the obligations of the Executive hereunder (other than a breach resulting from the Executive’s incapacity due to physical or mental illness); or (ii) the Executive willfully engaging in conduct which is directly relates to the business of the Company and demonstrably and materially injures the Company, monetarily or otherwise, which are not cured within the time provided in Section 6(b).

(d)

In the event of a breach or threatened breach by either party of any of the covenants or provisions of this Agreement, the non-defaulting party shall have the right of injunction, without the necessity of showing irreparable injury or posting a bond.

(e)

The non-defaulting party shall have the right to invoke any remedy allowed at law or in equity as if such remedies were specifically provided for in this Agreement.  Any particular remedy specified in this Agreement shall not preclude a party from any other remedies provided in this Agreement or now or hereafter existing at law or in equity. All remedies shall be cumulative.

In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced, whether in arbitration or at law, to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses, including arbitration, appeals, collections and bankruptcy.

(f)

Any action relating to, or arising out of, this Agreement, must be commenced in Martin County, Florida.

16.

Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

17.

Further Assurances.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

18.

Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.

Arbitration.  Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Martin County, Florida (unless the parties agree in writing to a different location), before one arbitrator in accordance with the rules of the American Arbitration Association then in effect.  In any such arbitration proceeding, the parties agree to provide all discovery deemed necessary by the arbitrator.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

Notwithstanding the foregoing, to the extent that there is a controversy, dispute or claim pertaining to sums to be paid to the Executive, the Company shall, as a pre-condition to arbitration, pay all non-disputed sums to the Executive.

20.

Sarbanes-Oxley Act of 2002; Dodd-Frank Wall Street Reform and Consumer Protection Act.

(a)

In the event the Executive or the Company is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the Act including the rules and regulations thereunder by the Executive, the  Compensation Committee or the Board may, in its sole discretion, exercised reasonably and pursuant to advice of counsel, direct the Company to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Company, which the Committee or the Board believes, in its sole discretion, exercised reasonably, has a substantial probability of being considered an “extraordinary payment” and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 (“SOX”), including any severance payments made to the Executive upon termination of employment, but only to the extent of such amount which has a substantial probability of being considered an extraordinary payment and the balance of such payment shall be paid to the Executive.  The withholding of any payment shall be until such time as the investigation is concluded, without charges having been brought and resolved against the Company or the Executive or until the successful conclusion of any legal proceedings brought in connection with such payment as directed by the Compensation Committee or the Board.  Upon adjudication or resolution that the payments did not violate Section 1103 of the SOX, the Executive shall receive such payments, together with interest thereon at the legal rate established by the Florida Legislature from time to time.

(b)

In the event that, due solely to a default of this Agreement by the Executive, after applicable notice and opportunity to cure, the Company restates any financial statements which have been contained in reports or registration statements filed with the SEC, and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the Act including the rules and regulations thereunder, the Executive hereby acknowledges that the Company may recover from the Executive incentive based compensation (including stock options) awarded during the three (3) year period preceding the date on which the Company is required to prepare the restatement  which is, or was, in excess of what would have been paid to the Executive as the result of the restatement.  Any rules passed by the SEC under Section 10D of the Act, (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Dodd Frank Act”) shall be incorporated in this Agreement to the extent applicable. Provided, however, this Section shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX or Section 954 of the Dodd Frank Act.

(c)

Notwithstanding Section 23(b), if the Company’s common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of SOX or Section 954 of the Dodd Frank Act requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including executing any amendment to this Agreement.

Provided, however, the Exectuive shall not be subject to duplicate liability under any rules of the SEC or any national securities exchange.

21.

Effect of Future Legislation, Rules and Stock Exchange Rules.  In the event that (i) the Act or rules change in the future, or (ii) while the Company’s stock is listed on a national securities exchange, the rules of the exchange change, and as a result of the change or listing any provision of this Agreement violates or is in conflict with the law or rules, this Agreement shall be deemed to be amended so as to avoid any violation or conflict.

22.

Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

Company:

Ecosphere Technologies, Inc.

By:

Print Name:_______________

       Charles Vinick,

_________________________

       Authorized Signatory

Print Name:_______________

Executive:

Print Name:_______________

By:

_________________________

      Dennis McGuire

Print Name:_______________